     Exhibit 21
All 100% owned, except as noted
353 Patent LLC (Delaware)
Caro Kann Corporation (California)
Cylink Communications B.V. (Netherlands)
Cylink France SARL (France)
Cylink International Corporation (Cayman)
IAS, LLC (30% owned) (California)
Datakey Corporation (Minnesota)
Digital Spread Spectrum Technologies, Inc. (Delaware)
DMDSecure.com BV (Netherlands)
IRE Secure Solutions, Inc. (Delaware)
iVea Corporation (California)
MediaSentry, Inc. (Georgia)
Mykotronx, Inc. (California)
Nihon SafeNet KK (Japan)
Pijnenburg Securealink USA, Inc. (Delaware)
Pijnenburg Securealink, Inc. (Delaware)
Rainbow Information Technologies (Taiwan) Co., Ltd. (Taiwan)
Rainbow Information Technology Co. Ltd. (China)
Rainbow Technologies C.I. L.P. (Caymans)
Rainbow Technologies GmbH (Germany)
Rainbow Technologies International GmbH (Swiss)
Rainbow Technologies Ltd. (UK)
Rainbow Technologies North America, Inc. (California)
Raqia Acquisition Corp. (Delaware)
RNBO Corporation (Nevada)
SafeNet (Australia) Pty Ltd (Australia)
SafeNet Asia Limited (Hong Kong)
SafeNet B.V. (Netherlands)
SafeNet Brasil Ltda. (70% owned) (Brazil)
SafeNet BVI Ltd (British Virgin Islands)
SafeNet Canada, Inc. (Canada)
SafeNet China Ltd. (China)
SafeNet Consultancy Limited (UK)
SafeNet France SARL (France)
SafeNet Information Technologies Pvt. Ltd. (India)
SafeNet Japan KK (Japan)
SafeNet Pte. Ltd. (Singapore)
SafeNet Systems Pvt. Ltd. (India)
SafeNet Technologies B.V. (Netherlands)
SafeNet UK Limited (UK)
Seguridad Informatica SafeNet, S. de RL de CV (Mexico)
SFNT Finland Oy (Finland)
Wyatt River Software, Inc. (California)